Exhibti 10.3

NON-NEGOTIABLE PROMISSORY NOTE

$1,346,000.00	April 10, 2008

FOR VALUE RECEIVED, POSITRON CORPORATION, a publicly owned Texas corporation (“Borrower”), hereby covenants and promises to pay to the order of IMAGIN MOLECULAR CORPORATION publicly owned Delaware corporation (the “Holder”), One Million Three Hundred Forty-Six Thousand Dollars ($1,367,000.00), in lawful money of the United States of America, payable before December 31, 2008 (the “Due Date”) with interest at the rate of eight percent (8%).  All principal, interest and other costs hereunder shall be due and payable to the Holder of this Non-Negotiable Promissory Note (the “Note").

Borrower shall have the right to prepay, without penalty, all or any part of the unpaid balance of this Note at any time on five (5) days prior written notice; provided, however, that any partial prepayment shall be applied upon the installments of principal and interest in the inverse order of their becoming due, and upon making any such prepayment in full, Borrower shall pay to the Holder all interest owing pursuant to this Note.  Borrower shall not be entitled to re-borrow any prepaid amounts of the principal, interest or other costs or charges. Borrower is duly authorized to enter into this Note.  This Note may not be assigned without the Holder’s prior written permission.

Further, it is agreed that if any installment of principal and/or interest on this Note is not paid when due, the entire unpaid portion of this Note and all sums payable hereunder may be declared immediately due and payable at the option of the Holder.  After the Due Date, whether by acceleration or otherwise, interest shall accrue on the principal amount, and accrued interest thereon remaining unpaid at an interest rate equal to 15% per annum or the highest lawful rate, whichever is lower, until paid.   All payments of principal and interest under this Note are to be made to the Holder at 104W. Chestnut Street, #315, Hinsdale, Illinois 60521, or at such other address as the Holder may, from time to time, designate in writing.

Borrower and the Holder acknowledge that the Note is enforceable, valid and binding upon and by the parties hereto.  If for any reason, any court authority or governmental entity declares this Note invalid, unlawful or against public policy, then, the parties hereto acknowledge that the obligation of the Borrower to repay the Note shall not be affected by such declaration.

Borrower shall pay to the Holder, on demand, each cost and expense (including, without limitation, reasonable attorneys' fees and all costs of suit) incurred by the Holder in (a) collecting any of the outstanding principal of this Note, any interest owing pursuant to this Note and remaining unpaid, or any other amount owing by Borrower to the Holder pursuant to this Note and remaining unpaid or (b) preserving or exercising any right or remedy of the Holder pursuant to this Note.

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All amounts owing pursuant to this Note and remaining unpaid shall, without notice, demand, presentment or protest of any kind (each of which is waived by Borrower) automatically become due (a) if any of Borrower commences or has commenced against it any bankruptcy or insolvency proceedings, (b) if all or substantially all of the business, assets or interests of Borrower, are sold or transferred by Borrower in any manner, or (c) an event of default occurs under the Pledge Agreement.

Failure or delay by the Holder in exercising, or a single or partial exercise of any power or right hereunder, shall not operate as a waiver thereof or of any other power or right or preclude any future exercise of that or any other power or right.  A waiver of any power or right hereunder shall be in writing, shall be limited to the specific instance, and shall not be deemed a waiver of such power or right in the future, or a waiver of any other power or right.

This Note may only be amended, canceled or discharged, except upon satisfaction by the Borrower of the obligations herein, in a writing signed by parties herein.  This Note shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of either Holder upon such Holder’s death and (b) any successor of the Borrower.  Any such successor of Borrower shall be deemed substituted for Borrower under the terms of this Note for all purposes.  As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Borrower.

This Note shall be construed and interpreted in accordance with the laws of the State of New York without reference to conflict of laws principle.  Venue for any action commenced by a party herein shall be proper if brought in the appropriate court of competent jurisdiction in either the County New York County, State of New York, United States.

Dated:	Houston, Texas
April 10, 2008

POSITRON CORPORATION

By:
Name:	Patrick Rooney
Title:	Chairman

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